Exhibit 10.12

DEBT REINSTATEMENT AGREEMENT

THIS DEBT REINSTATEMENT AGREEMENT (this “Agreement”) is dated as of June 8, 2022

BETWEEN:

LODE STAR GOLD, INC., a Nevada corporation having an address at 13529 Skinner Road, Suite N, Cypress, TX 77429

(“LSG”)

AND:

LODE-STAR MINING INC., a Nevada corporation having an address at 1 East Liberty Street, Suite 600, Reno, NV 89501

(“LSM”)

WHEREAS:

A.	LSG and LSM are parties to a settlement and termination agreement dated January 12, 2022 (the “Settlement Agreement”), pursuant to which they agreed to terminate the mineral option agreement between them dated effective October 4, 2014, as amended on October 31, 2019 (together, the “Option Agreement”) and LSG agreed to forgive an aggregate of $2,223,894 owing by LSM to LSG in accrued, unpaid indebtedness under the Option Agreement as of the date thereof (the “Debt”); and

B.	Due to certain changes in the affairs of the parties since the date of the Settlement Agreement, the parties desire to enter into this Agreement in order to reinstate the Debt as a valid and binding obligation of LSM.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Debt is hereby reinstated as if it was never forgiven by LSG, with the effect that, among other things, it shall immediately be reflected as an asset of LSG and a liability of LSM on their respective financial statements. For greater certainty, the Debt shall automatically assume the characteristics it held immediately prior to the execution and delivery of the Settlement Agreement but shall not be deemed to have accrued any interest between the date of the Settlement Agreement and the date of this Agreement (the “Intervening Period”).

2.	Notwithstanding anything to the contrary in either the Option Agreement or the Settlement Agreement, no penalty or other payments shall be deemed to have accrued or become payable by LSM to LSG in respect of the Debt during the Intervening Period.

3.	In partial consideration for the reinstatement of the Debt, LSG covenants and agrees to immediately convert the Debt, as well as any other amounts that may be owing by LSM to LSG as of the date hereof, into shares of LSM’s common stock at a price of $0.037 per share pursuant to a debt conversion agreement that the parties are executing concurrently herewith.

4.	Each party represents and warrants to the other party that: (a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound; and (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5.	Each party further represents and warrants that such party has (a) carefully read and understands the contents of this Agreement; (b) received independent legal advice from counsel of such party’s choosing in connection with the subject matter hereof, and such advice is reflected in the provisions of this Agreement; and (c) not been influenced to any extent whatsoever in doing so by the other party or any other person, except for those representations, statements and promises expressly set forth herein.

6.	Each party agrees to perform and instruct its agents to perform such further acts, to execute such further documents and to do such further and other things as may appropriate, necessary or desirable to carry out the full intent and meaning of this Agreement.

7.	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and the contents of this Agreement constitute a binding contract and nothing herein contained is a mere recital.

8.	This Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns.

9.	In the event that any provision of this Agreement is held to be void, voidable or unenforceable, the remaining provisions hereof shall remain in full force and effect.

10.	Each person executing this Agreement on behalf of a party represents and warrants that such person is authorized to execute this Agreement on behalf of that party and that the execution of this Agreement is the lawful act of each of that party and therefore binds that party.

11.	This Agreement may only be amended, assigned or transferred with the express written consent of each of the parties.

12.	All references to currency in this Agreement are to United States dollars.

13.	This Agreement may be executed and delivered electronically and in any number of counterparts, each of which constitute an original and all of which together shall constitute one and the same agreement.

14.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

LODE STAR GOLD, INC.		LODE-STAR MINING INC.

By:	/s/ Lonnie Humphries	By:	/s/ Mark Walmesley
	Name: Lonnie Humphries		Name: Mark Walmesley
	Title: President		Title: CEO